Exhibit 10.16

FIRST AMENDMENT TO THE
BANK OF UPSON
EXECUTIVE SALARY CONTINUATION AGREEMENT

This FIRST AMENDMENT is made and entered into on the 11th day of December, 2008, by and between Bank of Upson (the “Bank”), a bank organized and existing under the laws of the State of Georgia, and Douglas Hertha, an executive of the Bank (the “Officer”).

WITNESSETH:

WHEREAS, the Bank and the Officer previously entered into that certain Officer Salary Continuation Agreement, dated March 30, 2007, (the “Agreement”); and

WHEREAS, the Bank and the Officer desire to amend the Agreement to comply with the final regulations issued under Internal Revenue Code Section 409A.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Bank and the Officer do hereby agree, effective as of January 1, 2009, to amend the Agreement as follows:

1.             By deleting Paragraph III(A) in its entirety and substituting therefor the following:

“A.           Retirement Date:

‘Retirement Date’ shall mean the date the Officer experiences a Separation from Service on or after the Officer’s Normal Retirement Age.”

2.             By deleting from Paragraph III(D) the phrase “without cause” and substituting therefor the phrase “other than for cause”.

3.             By deleting Paragraph III(E) in its entirety and substituting therefor the following:

“E.           Separation from Service:

‘Separation from Service’ shall mean a termination of the Officer’s employment where either (1) the Officer has ceased to perform any services for the Bank and all affiliated companies that, together with the Bank, constitute the ‘service recipient’ within the meaning of Code Section 409A and the regulations thereunder (collectively, the ‘Service Recipient’) or (2) the level of bona fide services the Officer performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding either a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Officer retains a right to reemployment with the Service Recipient under an applicable statute or by contract or any other decrease permitted under Code Section 409A) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding thirty-six-(36)-month period (or the full period of service if the Officer has been providing services to the Service Recipient for less than thirty-six (36) months).”

4.             By deleting Paragraph III(G) in its entirety and substituting therefor the following:

“G.           Change of Control:

‘Change of Control’ means (1) with respect to the Bank or Southcrest Financial Group, Inc. (the ‘Holding Company’) a ‘change in ownership of a corporation’ as defined under Code Section 409A; (2) with respect to the Holding Company, a ‘change in effective control of a corporation’ as defined under Code Section 409A; or (3) with respect to the Bank or the Holding Company, a ‘change in ownership of a substantial portion of a corporation’s assets’ as defined under Code Section 409A, but substituting ‘eighty-five percent (85%)’ for the phrase ‘40 percent’ in Treasury Regulation Section 1.409A-3(i)(5)(vii)(A), or any successor thereto.”

5.             By deleting Paragraph III(H) in its entirety and substituting therefor the following:

“H.           Restriction on Timing of Distribution:

Notwithstanding any provision in the Agreement to the contrary, to the extent necessary to avoid the imposition of tax on the Officer under Code Section 409A, any payments that are otherwise payable to the Officer within the first six (6) months following the effective date of his Separation from Service, shall be suspended and paid as soon as practicable following the end of the six-month period following such effective date if, immediately prior to the Officer’s Separation from Service, the Officer is determined to be a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) of the Bank (or any related “service recipient” within the meaning of Code Section 409A and the regulations thereunder).  Any payments suspended by operation of the foregoing sentence shall be paid as a lump sum to the Officer during the seventh month following the date of his Separation from Service.  Payments (or portions thereof) that would be paid latest in time during the six-month period will be suspended first.”

6.             By adding the following new Paragraph III(J):

“J.           Accrued Liability Retirement Account:

‘Accrued Liability Retirement Account’ means the bookkeeping account established and maintained by the Bank to reflect the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) for the Bank’s obligation to the Officer under this Agreement.”

7.             By capitalizing the phrase “accrued liability retirement account” wherever it appears in the Agreement.

8.             By deleting the last sentence of Paragraph IV in its entirety and substituting therefor the following:

“Such monthly installments shall be paid on the first business day of each month, commencing with the month following the month in which such Separation from Service occurs.”

9.             By deleting from Paragraph V(A) the phrase “Retirement Date” and substituting therefor the phrase “Normal Retirement Age”.

9.             By inserting into the first sentence of Paragraph V(B) the phrase “following Normal Retirement Age” after the word “Officer” and before the comma.

10.           By deleting Paragraph VI in its entirety and substituting therefor the following:

“VI.	[RESERVED]”

11.           By deleting the first paragraph of Paragraph VIII in its entirety and substituting therefor the following:

“In the event that the employment of the Officer shall terminate prior to Normal Retirement Age, by the Officer’s voluntary action, or by the Officer’s discharge by the Bank other than for cause, then this Agreement shall terminate upon the date of such Termination of Employment and the Bank shall pay to the Officer an amount of money equal to the balance of the Officer’s Accrued liability Retirement Account on the date of said termination, multiplied by the Officer’s cumulative vested percentage.  This compensation shall be paid in one (1) lump sum the first day of the second month following Separation from Service on or after the date of the Termination of Employment.”

12.           By deleting the third paragraph of Paragraph VIII in its entirety and substituting therefor the following:

“In the event the Officer’s employment is terminated by the Bank for cause at any time, this Agreement shall terminate and all benefits provided herein shall be forfeited.”

13.           By deleting Paragraph X in its entirety and substituting therefor the following:

“X.          CHANGE OF CONTROL

If the Officer experiences a Separation from Service on or after the date of the Officer’s Termination of Employment (voluntarily or involuntarily), except a termination for cause, within two (2) years after a Change of Control, then the Officer shall receive one hundred percent (100%) of the benefits in Paragraph IV herein upon attaining Normal Retirement Age.  Said benefit shall be paid in equal monthly installments (1/12th of the annual benefit) commencing on the first day of the month following the month in which the Officer attains Normal Retirement Age.”

14.           By deleting Paragraph XI(C) in its entirety and substituting therefor the following:

“C.           Amendment or Termination:

This Agreement may be amended, at any time, by mutual written consent of the Officer and the Bank, except that no amendment may reduce the Officer’s Accrued Liability Retirement Account.  The Bank may unilaterally amend the Agreement to conform with written directives to the Bank to comply with legislative changes or tax law, including, without limitation, Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.  No amendment shall provide for or otherwise permit any acceleration of the time or schedule of any payment under the Agreement in a manner that would be prohibited under Section 409A(a)(3) of the Code.

The Bank may, at any time, terminate the Agreement except that no termination may reduce the Officer’s Accrued Liability Retirement Account.  Except as provided in this Subparagraph XI(C), the termination of the Agreement shall not cause a distribution of benefits.  Rather, after such termination, benefit distributions will be made in accordance with the provisions of this Agreement as if no such termination had occurred.  Notwithstanding the preceding provisions of this Subparagraph XI(C), the Bank may elect to terminate the Agreement under any circumstances permitted by Treasury Regulations Section 1.409A-3(j)(4)(ix).  In any such event, the Bank shall distribute the Officer’s Accrued Liability Retirement Account, determined as of the date of the termination of the Agreement, to the Officer in a lump sum at the earliest date permitted under such Treasury guidance.”

15.           By deleting Paragraph XI(I) in its entirety and substituting therefor the following:

“I.           Tax Withholding:

The Officer is responsible for payment of all taxes applicable to compensation and benefits paid or provided to the Officer under the Agreement, including federal and state income tax withholding, except the Bank shall withhold any taxes that, in its reasonable judgment, are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder and all employment taxes due to be paid by the Bank pursuant to Section 3121(v) of the Code and regulations promulgated thereunder (i.e., Federal Insurance Contributions Act (“FICA”) taxes on the present value of payments hereunder which are no longer subject to vesting).  The Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).  By participating in the Agreement, the Officer consents to the deduction of all tax withholdings attributable to participation in the Agreement from the benefits due under the Agreement or other payments due to the Officer by the Bank to satisfy the employee-portion of such obligations.  If insufficient cash wages are available or if the Officer so desires, the Officer may remit payment in cash for the withholding amounts.

Notwithstanding any other provision in the Agreement to the contrary, payments due under the Agreement may be accelerated to pay, where applicable, the FICA tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code and any state, local, and foreign tax obligations (the ‘Tax Obligations’) that may be imposed on amounts deferred pursuant to the Agreement prior to the time such amounts are paid or made available and to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of an accelerated payment of the Tax Obligations (the ‘Income Tax Obligations’).  Accelerated payments pursuant to this Subparagraph XII(I) shall not exceed the amount of the Tax Obligations and Income Tax Obligations and shall be made as a payment directly to taxing authorities pursuant to the applicable withholding provisions.  Any accelerated payments pursuant to this Subparagraph XII(I) shall reduce the benefit otherwise payable to the Officer pursuant to the Agreement.”

16.           By adding the following new Paragraph XI(L):

“L.           Accelerated Payouts in the Event of 409A Violations.

Notwithstanding any other provision of the Agreement to the contrary, the Bank shall make payments hereunder before such payments are otherwise due if it determines that the provisions of the Agreement fail to meet the requirements of Code Section 409A and the rules and regulations promulgated thereunder; provided, however, that such payment(s) may not exceed the amount required to be included in income as a result of such failure to comply the requirements of Code Section 409A and the rules and regulations promulgated thereunder and, to the extent permissible therein, any taxes, penalties, interest and costs attributable thereto.”

17.           By deleting the last sentence of Paragraph XIII in its entirety.

[Signatures on Next Page]

Except as provided herein, the terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the date first above written.

BANK OF UPSON
Thomaston, Georgia

By:	/s/ Imogene B. Johnson
Print Name:	Imogene B. Johnson
Title:	Assisstant Vice President

/s/ Douglas Hertha
[Officer]